UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 4, 2016

OPIANT PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-55330	46-4744124
(State or other jurisdiction of incorporation)	(Commission File Number	(IRS Employer Identification No.)

401 Wilshire Blvd., 12th Floor, Santa Monica, CA	90401
(Address of Principal Executive Offices)	(Zip Cope)

Registrant’s telephone number, including area code

(424) 252-4756
(Former name or former address if changed since last report,)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 4, 2016 (the “Appointment Date”), Opiant Pharmaceuticals, Inc. (the “Company”), acting pursuant to unanimous approval of the Company’s Board of Directors (the “Board”), appointed Thomas T. Thomas to the Board and entered into a Director Agreement (the “Agreement”) with Mr. Thomas. On November 10, 2016, the Company issued a press release announcing the appointment of Mr. Thomas to the Board. A copy of the press release is furnished with this Form 8-K and attached hereto as Exhibit 99.1.

Mr. Thomas has over 25 years of financial experience in biotechnology, packaged goods, financial services and non-profit organizations. Since 2011, Mr. Thomas has been self-employed providing financial, investment and risk management consulting services to a variety of technology, beverage and food and biotechnology companies. In 2009, Mr. Thomas joined the Stupski Foundation (“Stupski”), a foundation focused on transforming the public education system, as its chief financial officer. In 2010, Mr. Thomas was promoted to chief operating officer and served as Stupski’s interim chief executive officer before leaving Stupski in late 2010 to pursue consulting opportunities. Prior to joining Stupski, Mr. Thomas spent 12 years at Genentech, Inc. (“Genentech”), a biopharmaceutical company, in various financial roles, ultimately serving as the company’s corporate treasurer from 2001 to 2006. His executive responsibilities at Genentech included treasury operations, cash and investment management, corporate finance, global procurement, enterprise risk management, business continuity and real estate finance and administration. From 1990 to 1994, Mr. Thomas was a manager of financial strategy with Del Monte Foods and he began his career in 1988 at GE Capital Corporation (“GE”) as an analyst in GE’s corporate finance group, which focused on leveraged buyouts and bankruptcy financing. Mr. Thomas currently serves on the board of trustees of the Cancer Prevention Institute of California and has previously served on the boards of the San Francisco Security Analysts and Hospitality House. He is also a mentor in the Ivy Exec Mentorship Network. Mr. Thomas is a Chartered Financial Analyst and received his Master of Business Administration from the University of Cincinnati, where he was a Graduate Fellow, and a Bachelor of Music from the University of Cincinnati’s College-Conservatory of Music. Mr. Thomas’ qualifications to serve on the Board include his financial, investment and management experience, including his experience with other pharmaceutical companies.

Pursuant to the Agreement, Mr. Thomas will receive $40,000 per annum, payable in installments after the end of each calendar quarter in which he serves as director, and pro-rated as applicable. The Board may elect to pay Mr. Thomas additional cash compensation at its sole discretion. Additionally, pursuant to the Agreement, on November 4, 2016 the Board granted Mr. Thomas options to purchase 35,000 shares of the Company’s common stock, par value 0.001 per share, exercisable on a cashless basis until the November 3, 2021 option termination date at an exercise price of $10.00 per share. The Options shall vest as follows: (i) 11,667 shares vest upon the uplisting of the Company to the NASDAQ Stock Market; (ii) 11,667 shares vest upon the cumulative funding of the Company of or in excess of $5,000,000 by institutional investors commencing on the Appointment Date; and (iii) 11,666 shares vest upon the first submission of a New Drug Application to the U.S. Food and Drug Administration for one of the Company’s products by either the Company or a Company licensee; provided, however, that Mr. Thomas must be acting as a director of the Company on each such vesting date for the Options to vest. The Board may elect to grant Mr. Thomas additional option consideration in its sole discretion. The term of the Agreement commenced on the Appointment Date and shall terminate upon Mr. Thomas ceasing to be a member of the Board. The Agreement may be terminated by the Company for “Cause” (as defined in the Agreement) at any time upon written notice to Mr. Thomas.

There are no family relationships between Mr. Thomas and any director or executive officer of the Company, and Mr. Thomas was not selected by the Board to serve as a director pursuant to any arrangement or understanding with any person. Mr. Thomas has also not engaged in any transaction that would be reportable as a related party transaction under Item 404(a) of Regulation S-K.

The foregoing summary of the material terms of the Agreement is qualified in its entirety by reference to the full text of the Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit
10.1	Director Agreement, effective November 4, 2016, by and between Opiant Pharmaceuticals, Inc. and Thomas T. Thomas.
99.1	Press Release dated November 10, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Opiant Pharmaceuticals, Inc.

Date: November 10, 2016	By:	/s/ Dr. Roger Crystal
Name: Dr. Roger Crystal
Title: President and Chief Executive Officer